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Exhibit 10.4

SETTLEMENT AGREEMENT

        AGREEMENT (this "Agreement") made as of the 13th day of September 2002, by and among Superior TeleCom Inc., a Delaware corporation (the "Parent"), Superior Telecommunications Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (the "Company," and together with the Parent and its affiliated companies, the "Employer"), and Steven S. Elbaum ("Elbaum").

W I T N E S S E T H

        WHEREAS, Elbaum currently serves as Chief Executive Officer and Chairman of the Board of Directors of the Parent (the "Parent Board") and the Company, pursuant to the Amended and Restated Executive Employment Agreement, dated as of the 1st of January, 2001, between the Parent, the Company and Elbaum (the "Employment Agreement");

        WHEREAS, it is a condition precedent to the effectiveness of Amendment Number Nine, dated as of September 13, 2002 ("Amendment Number Nine"), to the Amended and Restated Credit Agreement, dated as of November 27, 1998, as amended, among the Parent, the Company, certain other affiliates of the Parent, the lenders party thereto and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as Administrative Agent, that the Parent, the Company and Elbaum enter into this Agreement;

        WHEREAS, Elbaum is entitled to certain payments and benefits under the terms of the Employment Agreement in connection with the termination of his employment, and has agreed, in connection with Amendment Number Nine and this Agreement, to remain employed by the Parent until the date specified herein, to agree to the terms of a covenant not to compete as specified herein, and to accept the reduced payments and benefits set forth in this Agreement in full satisfaction of the Parent's and the Company's compensation and benefits obligations under the Employment Agreement;

        NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Resignations and Severance Benefits.

        (a)  Effective upon the earlier of (i) December 31, 2002 and (ii) the appointment of a successor Chief Executive Officer of the Parent (the "Succession Date"), Elbaum shall resign from his position as Chief Executive Officer of the Parent, from employment with the Employer and from all executive offices, trusteeships with, or relating to, the Employer that Elbaum held prior to the Succession Date. Effective on the Succession Date, the Employment Agreement shall be automatically null and void and shall be of no further force or effect, except as provided for herein. Prior to the Succession Date, the Employment Agreement shall remain in full force and effect and this Agreement shall be of no force or effect in the event that Elbaum becomes entitled to payments or benefits under Section 9 of the Employment Agreement.

        (b)  On the Succession Date, the Employer shall pay to Elbaum a lump sum cash payment in the amount of $750,000, less applicable withholding and other payroll deductions. In the event that the Parent, the Company or any of their subsidiaries enters into a definitive agreement with an individual, entity or group (as defined in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a "Person"), other than The Alpine Group, Inc. or its affiliates, to acquire certain assets and securities of the Employer, as described in the Letter of Intent dated as of August 30, 2002, the Employer shall pay to Elbaum an additional lump sum cash payment in the amount of $750,000, less applicable withholding and other payroll deductions (the "Additional Payment"). The Additional Payment shall be paid to Elbaum upon the later of the Succession Date or the date that the definitive agreement described in the preceding sentence is executed.

        (c)  Parent shall treat Elbaum's resignation under this Agreement as a termination by Elbaum for "Good Reason" (as defined under the Employment Agreement) solely for purposes of the accelerated vesting provisions contained in Sections 6(c) and 7(a) thereof so that all options to purchase shares of the Parent's common stock (the "Common Stock") and all shares of restricted Common Stock held by Elbaum as of the Succession Date shall be fully vested and exercisable as of the Succession Date. In addition, notwithstanding anything to the contrary in the Employment Agreement or in any stock option agreement, in recognition of Elbaum's continuation as Chairman of the Parent Board, Elbaum's resignation shall not be treated as a termination of employment under the stock option agreements and Elbaum will not be deemed to have a termination event until such time that he ceases being a director of the Parent. Upon Elbaum's ceasing to be a director, Elbaum (or his estate or heirs, as the case may be) will be entitled to exercise the stock options granted prior to the Succession Date for a period of two years following the date he ceases being a director of the Parent or, if greater, the time prescribed by the applicable stock option agreements. Notwithstanding the foregoing, in no event may an option be exercisable beyond the stated term of such option. Elbaum hereby acknowledges that unless he exercises an option intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), within three months of the Succession Date, and otherwise to satisfy the applicable holding periods, such option will be treated as a non-qualified stock option.

        (d)  Elbaum shall be entitled to any accrued vacation in accordance with Company policy, reimbursement for any unreimbursed business or medical expenses incurred through the Succession Date in accordance with Company policy, vested accrued benefits, if any, under and in accordance with the terms of any tax-qualified retirement plan and continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        (e)  Elbaum hereby agrees and acknowledges that the foregoing compensation and benefits are in full discharge of any and all liabilities and obligations of the Employer to him (or his beneficiaries) under the terms of the Employment Agreement (other than any liabilities and obligations which specifically survive Elbaum's termination of employment as provided herein) and that the foregoing compensation and benefits represent adequate consideration for the rights waived under the terms of the Employment Agreement.

        2.    Retention.    Notwithstanding Elbaum's resignations in Section 1(a) hereof, Elbaum shall continue to serve as Chairman of the Parent Board and will continue to serve on all committees of the Parent Board on the same terms and conditions following the Succession Date as those he served under prior to such date. Elbaum will have all of the rights and responsibilities assigned to the Chairman of the Parent Board as described in the Parent's By-laws. The Parent agrees that it will continue to nominate Elbaum for reelection to the Parent Board following the Succession Date. Effective on the Succession Date, Elbaum will be eligible for all payments, benefits and perquisites at a level not less than those made available to the Parent's other non-employee directors and commensurate with his position as Chairman of the Parent Board, as approved by the Parent Board.

        3.    Non-Compete.    In the event that the acquisition of certain assets and securities of the Employer by The Alpine Group, Inc. or an affiliate thereof, as contemplated in the Letter of Intent dated as of August 30, 2002, is consummated, then Elbaum agrees that for a period of four years after the Succession Date, Elbaum shall not, directly or indirectly, anywhere in the world, engage in any business conducted as of the date hereof by Parent or any of its subsidiaries, other than the Parent's electrical wire business, which is engaged in the manufacture and sale of building and industrial wire products, and the Parent's copper continuous casting business (which is engaged in the production of copper rod and the processing of copper scrap) (collectively the "Electrical Business") and the respective businesses of DNE Systems Inc. and its subsidiaries, Texas SUT Inc. and its subsidiaries, and Superior Cables Holding (1997) Ltd. and its subsidiaries ("Competitive Activity"); provided, however, that it shall not be a violation of this Section 3 for Elbaum or his affiliates to (i) own any debt securities or other debt obligations (other than convertible debt) of any Person, (ii) invest in securities representing less than five percent (5%) of the outstanding capital stock of any Person, the securities of which are publicly traded or listed on any securities exchange or automated quotation system, (iii) through the Electrical Business, sell the Excepted Products (as defined below) in a manner consistent with past practice, or (iv) be employed by, provide services to or otherwise engage in business activities with any affiliate, division or business unit of an entity that engages in Competitive Activity, provided that such affiliate, division or business unit does not engage in Competitive Activity and does not provide significant non-administrative support services to the entity that engages in Competitive Activity. Notwithstanding anything herein to the contrary, Elbaum and his affiliates shall not be deemed to be engaged in Competitive Activity solely by virtue of the fact that (i) he is an affiliate of The Alpine Group, Inc. ("AGI"), or is employed by AGI or otherwise provides services to AGI, and (ii) AGI or any of its affiliates invests in, owns an interest in or acquires all or a majority of the stock or assets of any Person that is not "engaged primarily in a Competitive Activity" (as defined herein). For purposes of this Section, "engaged primarily in a Competitive Activity" shall mean that at least 30% of the consolidated net revenue derived during the last complete fiscal year of the acquired Person is derived from a Competitive Activity. "Excepted Products" means the premises wire products manufactured by Parent or any of its subsidiaries.

        4.    Survival.    The provisions in the Employment Agreement which are intended to survive termination of employment, including but not limited to those contained in Sections 10 and 22 of the Employment Agreement, shall survive and continue in full force and effect.

        5.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the state of New York.

        6.    Amendment and Waiver.    This Agreement may not be amended or modified or any right or remedy herein waived except by a writing signed by the Parent, the Company and Elbaum.

        7.    Severability.    Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or prohibited by an applicable law, this Agreement shall be considered divisible as to such provision, which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein.

        8.    Successors and Assigns.    This Agreement shall be binding upon and to the benefit of the Employer and Elbaum and their respective heirs, executors, administrators, successors and assigns.

        9.    Headings.    Headings as to the contents of particular Sections of this Agreement are provided for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular Sections to which they refer.

        10.    Entire Agreement.    This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements, understandings, negotiations, whether written or oral, pertaining to the subject matter hereof (other than the provisions in the Employment Agreement which are intended to survive termination of employment and any award agreement which continue in full force and effect).

        11.    Withholding.    The Employer may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SUPERIOR TELECOM INC.
By:	/s/ STEPHEN C. KNUP Name: Stephen C. Knup Title: President and Chief Operating Officer
SUPERIOR TELECOMMUNICATIONS INC.
By:	/s/ STEPHEN C. KNUP Name: Stephen C. Knup Title: President and Chief Operating Officer
STEVEN S. ELBAUM
/s/ STEVEN S. ELBAUM

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  Exhibit 10.4